Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on November 20, 2007) pertaining to the Agora Parent, Inc. 2007 Stock Option and Grant Plan and the Agora Parent, Inc. Preferred Stock Option Agreements dated April 2, 2007, of our report dated February 23, 2007, with respect to the consolidated financial statements of Biosite Incorporated, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, incorporated by reference in the Current Report on Form 8-K of Inverness Medical Innovations, Inc., dated June 26, 2007, filed with the Securities and Exchange Commission on July 2, 2007, as amended on July 20, 2007, and incorporated by reference in this Registration Statement on Form S-8.
/s/ Ernst & Young, LLP
San Diego, California
November 20, 2007